Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Organization
Reliance Insurtech LLC	New Jersey
UIS Agency, LLC	New Jersey
US Benefits Alliance, LLC	Michigan
Employee Benefits Solutions, LLC	Michigan
Southwestern Montana Insurance Center, LLC	Montana
Fortman Insurance Services, LLC	Ohio
Altruis Benefit Consultants Inc	Michigan
Kush Benefit Solutions, LLC	Michigan
RELI Exchange, LLC	Illinois
Ezra International Group, LLC	New Jersey
LifeSci Global Group LLC	Delaware
Reli Auto Leasing LLC	New Jersey